Exhibit 99.1

Liberty Global Reports First Quarter 2018 Results

Strongest quarterly revenue growth in nearly five years
Operating income up 17.5% year-over-year to $493.1 million
Rebased OCF growth of 4.7%, including 5.5% at Virgin Media
Repurchased nearly $500 million of stock in Q1
Denver, Colorado: May 8, 2018
Liberty Global plc today announced its Q1 2018 financial results. For information regarding the presentation of the 2017 financial information contained in this release, including with respect to our adoption of ASU 2014-09 - Revenue from Contracts with Customers, see notes 1 and 12.
CEO Mike Fries stated, "We generated 4.2% rebased[2] revenue growth in Q1, which was our third consecutive quarter of top-line improvement, underpinned by 5.2% rebased growth at Virgin Media, on the back of accelerating ARPU and strong mobile and B2B results."
Q1 REVENUE & YOY GROWTH[2] $4.2bn I +4.2%
Q1 OCF[3] & YOY GROWTH[2] $1.9bn I +4.7%

Q1 P&E ADDS & AS A % OF REVENUE $1.3bn I 30.1%
Q1 GROSS & NET DEBT RATIOS[4] 5.3x I 5.2x
NASDAQ: LBTYA | LBTYB | LBTYK

Q1 2018 Highlights	2018 Guidance Targets
NEW PREMISES BUILT 204,000	REBASED OCF GROWTH ~5%
B2B5 REVENUE GROWTH[2] +12.4%	ADJUSTED FREE CASH FLOW[7] $1.6BN8
ORGANIC RGU[6] ADDITIONS 66,000	P&E ADDITIONS OF $5.1 BN8

                                                                    "Our rebased OCF growth of 4.7% in Q1, which represents our strongest first quarter result since 2014, was driven by 11.8% growth in Germany, 6.3% in Central and Eastern Europe, 5.5% at Virgin Media and a flat indirect cost base. We continue to expect around 5% rebased OCF growth for the full year.
On the innovation front, we remain at the forefront of delivering cutting-edge products and services. Earlier this month in Bochum, Germany, we launched our first gigabit broadband service powered by Docsis 3.1 technology. In addition, nearly half of our video and broadband bases now enjoy a next-generation set top and/or a WiFi connect box. Of course, we will continue to deploy market-leading products while readying our fiber-rich networks for Docsis 3.1 roll-outs across Europe."

"We expect our previously announced sale of UPC Austria for €1.9 billion to T-Mobile Austria to close in the second half of 2018. In March, we announced the termination of our planned purchase of Multimedia Polska, which highlights our acquisition discipline as we stepped away from this opportunity when the remedies became too burdensome.
At March 31, 2018, our balance sheet had an average long-term debt tenor[9] of more than seven years, a fully-swapped borrowing cost of 4.2% and a liquidity[10] position in excess of $4 billion. With regards to our share buyback program, we bought nearly $500 million of stock in Q1 and remain on track to repurchase a total of $2 billion this year."

Contacts

Investor Relations

Matt Coates +44 20 8483 6333

John Rea +1 303 220 4238

Stefan Halters +1 303 784 4528

Corporate Communications

Bill Myers +1 303 220 6686

Matt Beake +44 20 8483 6428

Corporate Website

www.libertyglobal.com

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve 7 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

Q1 Highlights
•Q1 rebased revenue up 4.2%, led by 8.7% growth in Germany & 5.2% at Virgin Media
◦Q1 residential cable revenue11 of $3.1 billion increased 2.8% year-over-year
◦Q1 residential mobile revenue11 increased 4.5% year-over-year to $0.4 billion
◦Q1 B2B revenue11 increased 12.4% year-over-year to $0.6 billion
•Q1 operating income increased 17.5% year-over-year
•Q1 rebased OCF growth was 4.7% to $1.9 billion
◦Supported by strong results at Unitymedia, CEE and Virgin Media
•Q1 revenue and OCF results benefit from carriage fee settlement in Germany
•66,000 organic RGU additions in Q1
◦Net additions were comparable to the prior year in CEE, offset by weaker trends in Western Europe
•Built over 200,000 new premises across Europe in Q1
◦Virgin Media delivered 111,000 new premises in the U.K. & Ireland
•Solid balance sheet with ~$4 billion of liquidity
◦Net leverage4 of 5.2x at March 31, 2018
◦Fully-swapped borrowing cost of 4.2%, down from 4.6% in Q1 '17

Liberty Global	Q1 2018	YoY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	66,000	(72.9%)

Financial (in USD millions)
Revenue	$4,156.1	4.2%
OCF	$1,898.9	4.7%
Operating income	$493.1	17.5%

Adjusted FCF	$(625.1)
Cash provided by operating activities	$1,279.3
Cash used by investing activities	$(671.1)
Cash used by financing activities	$(1,732.4)

* Revenue and OCF YoY growth rates are on a rebased basis.

Subscriber Growth

	Three months ended
	March 31,
	2018	2017

Organic RGU net additions (losses) by product
Video	(84,000)	(15,100)
Data	78,300	154,400
Voice	71,800	105,000
Total	66,100	244,300

Organic RGU net additions (losses) by market
U.K./Ireland	44,900	158,000
Belgium	(21,500)	(12,000)
Germany	28,700	52,400
Switzerland/Austria	(34,700)	(2,400)
Central and Eastern Europe	48,700	48,300
Total	66,100	244,300

Organic Mobile SIM additions (losses) by product
Postpaid	101,300	91,200
Prepaid	(49,400)	(73,000)
Total	51,900	18,200

Organic Mobile SIM additions (losses) by market
U.K./Ireland	25,200	3,400
Belgium	22,300	3,500
Other	4,400	11,300
Total	51,900	18,200

•
Cable Product Performance: During Q1 we added 66,000 RGUs, a 73% decline over the prior-year period due to lower net additions across most European operations. On the fixed product side, all three products showed year-over-year declines

•
U.K./Ireland: Q1 RGU additions of 45,000 were lower than the prior year, as the impacts of lower gross additions more than offset improved performance in new build areas. This performance reflects our focus on improving the value and tenure of our customer base through structured promotions, select price rises and the launch of initiatives such as our V6 set-top box upgrade program

•
Belgium: RGU attrition of 22,000 in Q1 was primarily due to intensified competition. However, our converged quad-play package additions continued to grow, as we gained 30,000 new "WIGO" subscribers during Q1

•
Germany: Reported 29,000 RGU additions in Q1, which was below our Q1 2017 result, mainly due to higher video attrition as last year's performance was driven by strong results in our MDU segment. Q1 broadband and fixed-line telephony net additions were impacted by churn from price increases implemented in the quarter

•	Switzerland/Austria: Lost 35,000 RGUs in Q1, compared to a loss of 2,000 in Q1 2017, primarily due to heightened competition in Switzerland

•	CEE: Delivered 49,000 RGUs in Q1, largely in line with the prior-year period

•
Next-Generation Video Penetration (including Horizon TV, Horizon-Lite, TiVo, Virgin TV V6 and Yelo TV): Added 201,000 subscribers to our advanced platforms in Q1 and reached 7.9 million or 45% of our total cable video base (excluding DTH) by the end of the quarter

•
WiFi Connect Box: Deployments of our latest WiFi Connect box increased by over 800,000 in Q1, ending the quarter with an installed base of nearly 7.3 million or 48% of broadband subscribers across Europe

•	Mobile: Added 52,000 mobile subscribers in Q1, as 101,000 postpaid additions were partially offset by continued attrition in our low-ARPU prepaid base

◦	Belgium added 22,000 new mobile subscribers during Q1, a strong year-over-year improvement. This was driven by the continued success of our converged "WIGO" offers

◦
U.K./Ireland added 69,000 postpaid mobile subscribers in Q1, 87% higher than the prior-year result. Total mobile net additions increased by 25,000 in the quarter as postpaid growth was partially offset by low-ARPU prepaid losses. The penetration of 4G at Virgin Media increased to 62% of our postpaid base at the end of Q1 and almost 20% of our U.K. mobile base has been migrated to our full MVNO platform, which went live in Q4 2017

◦	Switzerland/Austria mobile subscriber additions were up year-over-year with 16,000 mobile subscriber additions in Q1, driven by improved Swiss offerings, which include free EU roaming

Revenue Highlights
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2018	2017[12]	%	Rebased %
	in millions, except % amounts

U.K./Ireland	$1,778.2	$1,502.5	18.3	5.2
Belgium	759.6	660.0	15.1	(1.3)
Germany	782.8	624.1	25.4	8.7
Switzerland/Austria	454.6	422.8	7.5	(0.4)
Central and Eastern Europe	330.8	270.7	22.2	4.3
Central and Corporate	51.7	32.8	57.6	41.1
Intersegment eliminations	(1.6)	(3.7)	N.M.	N.M.
Total	$4,156.1	$3,509.2	18.4	4.2
N.M. - Not Meaningful

•	Reported revenue for the three months ended March 31, 2018, increased 18.4% year-over-year

◦
These results were primarily driven by the net impact of (i) positive foreign exchange ("FX") movements, mainly related to the strengthening of the Euro and British Pound against the U.S. dollar, and (ii) organic revenue growth

•	Rebased revenue grew 4.2% in Q1. These results included:

◦	A favorable $33.2 million impact of the settlement of prior-year fees in connection with the execution of a new carriage fee contract in Germany during the first quarter of 2018

◦	A reduction in channel carriage fee revenue primarily related to the June 2017 discontinuation of our analog video services in Germany, which resulted in decreased revenue of $7.3 million in Q1 2018

◦	A $5.3 million headwind from the expected recovery of VAT paid in prior periods with respect to copyright fees in Belgium, which benefited revenue in Q1 2017

◦	The unfavorable $3.9 million impact due to the reversal during the first quarter of 2018 of revenue in Switzerland that was recognized during prior-year periods

◦	A $3.7 million headwind from the release of unclaimed customer credits in Switzerland in Q1 2017

•	Our residential cable business reported rebased revenue growth of 2.8% in Q1

•	Our B2B business (including SOHO and non-subscription revenue) reported rebased revenue growth of 12.4% in Q1

•	Our residential mobile business (including interconnect and handset sales) posted 4.5% rebased revenue growth in Q1
Q1 2018 Rebased Revenue Growth - Segment Highlights

•
U.K./Ireland: Rebased revenue growth of 5.2% reflects (i) 3.0% growth in our residential cable business supported by accelerating cable ARPU and subscriber growth, (ii) 17.8% rebased growth in residential mobile revenue (including interconnect and mobile handset revenue), reflecting higher revenue from mobile handset sales that was partially offset by lower mobile subscription revenue, and (iii) 4.5% rebased revenue growth in our B2B business, largely driven by continued growth in the SOHO segment

•	Belgium: Rebased revenue contraction of 1.3% was mainly driven by the net effect of (i) lower cable revenue, (ii) lower mobile revenue and (iii) growth in B2B segment

•
Germany: Rebased revenue growth of 8.7% reflects the net effect of (i) higher residential cable non-subscription revenue, mainly driven by higher carriage fee revenue, including the net impact of the aforementioned $33.2 million settlement and the $7.3 million loss of carriage fee revenue, (ii) B2B revenue growth, largely driven by an increase in B2B non-subscription revenue, (iii) higher residential cable subscription revenue as a result of increases in subscribers and higher ARPU per RGU

•
Switzerland/Austria: Rebased revenue declined slightly, primarily related to the net effect of (i) lower ARPU per RGU, which was impacted by competitive pressures, (ii) higher revenue from the distribution of MySports channels, (iii) higher mobile revenue and (iv) an increase in B2B revenue

•
CEE: Rebased revenue growth of 4.3%, driven by the net effect of (i) growth in our B2B business, (ii) higher cable revenue supported by solid RGU additions over the last 12 months and (iii) a small decline in ARPU per RGU

Operating Income

•	Operating income of $493.1 million and $419.5 million in Q1 2018 and Q1 2017, respectively, representing an increase of 17.5% year over year

•	The increase in operating income primarily resulted from the net effect of higher OCF, as further described below, and an increase in depreciation and amortization

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
OCF	2018	2017[12]	%	Rebased %
	in millions, except % amounts

U.K./Ireland	$762.6	$642.9	18.6	5.5
Belgium	357.6	296.5	20.6	2.5
Germany	492.1	381.3	29.1	11.8
Switzerland/Austria	243.5	252.0	(3.4)	(10.4)
Central and Eastern Europe	139.1	110.9	25.4	6.3
Central and Corporate	(96.0)	(90.6)	6.0	4.7
Total	$1,898.9	$1,593.0	19.2	4.7

OCF Margin	45.7%	45.4%
N.M. - Not Meaningful

•	Reported OCF for the three months ended March 31, 2018, increased 19.2% year-over-year, respectively

◦	This result was primarily driven by the net impact of (i) the aforementioned impact of FX movements and (ii) organic OCF growth

•	Rebased OCF growth of 4.7% in Q1 included:

◦	The net favorable impact on our revenue of certain items, as discussed in the "Revenue Highlights" section above

◦	An unfavorable $8.4 million network tax increase following an increase in the rateable value of our existing U.K. networks

◦	An unfavorable $8.8 million associated with the settlement of prior-year amounts in connection with the execution of a new programming agreement in Germany

◦
A favorable $6.7 million benefit in Q1 2018 due to the expected settlement of a portion of our 2018 annual incentive compensation with Liberty Global ordinary shares through a shareholding incentive program that was implemented in 2018

•	As compared to the prior-year period, our Q1 2018 OCF margins were up 30 basis points to 45.7%

Q1 2018 Rebased Operating Cash Flow Growth - Segment Highlights

•
U.K./Ireland: Rebased OCF growth of 5.5% reflects the net effect of (i) increased revenue, (ii) higher handset and programming spend, (iii) lower marketing costs and (iv) a $8.4 million year-over-year increase in network taxes following an April 1, 2017 increase in the rateable value of our U.K. networks

•
Belgium: Rebased OCF growth of 2.5%, largely driven by the net effect of (i) lower direct costs as a result of the migration of subscribers to our own mobile network and (ii) the aforementioned revenue decrease

•
Germany: Rebased OCF growth of 11.8%, primarily due to the net effect of (i) an increase in revenue, (ii) higher direct costs, primarily due to an increase in interconnect, programming and copyright costs, partially offset by lower handset costs, (iii) lower SG&A costs, primarily due to a decrease in sales and marketing costs, and (iv) lower indirect expenses, primarily driven by in-sourced labor

•
Switzerland/Austria: Rebased OCF declined 10.4% due to the aforementioned revenue impacts and an increase in the expense associated with the MySports Platform, which is more heavily weighted to the hockey season in the first and fourth quarters of the year

•
CEE: Rebased OCF growth of 6.3%, driven by the net effect of (i) the aforementioned revenue growth, (ii) higher interconnect costs related to higher volumes in our voice transit business and (iii) lower indirect costs

Net Loss Attributable to Liberty Global Shareholders

•	Net loss attributable to Liberty Global shareholders (including discontinued operations) was $1,186.5 million and $325.6 million for the three months ended March 31, 2018 and 2017, respectively
Leverage and Liquidity

•	Total capital leases and principal amount of third-party debt: $42.8 billion

•	Leverage ratios: Our adjusted gross and net leverage ratios at March 31, 2018 were 5.3x and 5.2x, respectively

•	Average debt tenor : Over 7 years, with ~75% not due until 2024 or thereafter

•	Borrowing costs: Blended fully-swapped borrowing cost of our third-party debt was 4.2%

•	Liquidity: $4.2 billion, including (i) $0.6 billion of cash at March 31, 2018 and (ii) aggregate unused borrowing capacity[13] under our credit facilities of $3.6 billion

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our OCF growth, our Adjusted FCF and our P&E additions; expectations with respect to the development, enhancement and deployment of our innovative and advanced products and services, including WiFi Connect and next generation set-top boxes as well as Docsis 3.1 roll outs; expectations with respect to the sale of UPC Austria; expectations regarding our share buyback program; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q ("10-Q"). These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2017, we have adjusted our historical revenue and OCF for the three months ended March 31, 2017 to (i) include the pre-acquisition revenue and OCF of an entity acquired during 2017 in our rebased amounts for the three months ended March 31, 2017 to the same extent that the revenue and OCF of this entity is included in our results for the three months ended March 31, 2018, (ii) include revenue and certain operating and SG&A expenses associated with the framework services agreement with the VodafoneZiggo JV to reflect an amount equal to the framework services agreement amounts included in our results for the three months ended March 31, 2018, (iii) exclude the revenue and OCF of four small disposals made in Belgium during 2017 to the same extent that the revenue and OCF of these disposed businesses is excluded from our results for the three months ended March 31, 2018, (iv) include revenue for the temporary elements of the Split-off Agreements with Liberty Latin America as if the Split-off Agreements had been in place at the beginning of 2017, (v) to reflect the January 1, 2018 adoption of the new revenue recognition standard (ASU 2014-09, Revenue from Contracts with Customers) as if such adoption had occurred on January 1, 2017 and (vi) reflect the translation of our rebased amounts for the three months ended March 31, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2018. We have included SFR BeLux in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2017. We have reflected the revenue and OCF of this acquired entity in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entity and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired business during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of this entity on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates:

	Revenue	OCF
	Three months ended March 31,	Three months ended March 31,
	2017	2017
	in millions
Acquisitions	$17.3	$9.6
Revenue Recognition (ASU 2014-09)	(9.8)	(7.6)
Dispositions*	(8.6)	(4.4)
Foreign Currency	472.4	215.2
Total increase	$471.3	$212.8

*Includes rebase adjustments related to agreements to provide transitional and other services to the VodafoneZiggo JV and Liberty Latin America. These adjustments result in an equal amount of fees in both the 2018 and 2017 periods for those services that are deemed to be temporary in nature. The net amount of these adjustments resulted in decreases in revenue and OCF for the three months ended March 31, 2017 of $0.9 million and $0.7 million, respectively.

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table(i) details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at March 31, 2018:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt(ii)	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$2,451.5	$63.8	$2,515.3	$437.5
Virgin Media(iii)	17,296.6	81.3	17,377.9	38.2
Unitymedia	8,945.6	733.6	9,679.2	7.4
UPC Holding	7,221.8	95.4	7,317.2	27.7
Telenet	5,417.6	476.2	5,893.8	44.1
Total	$41,333.1	$1,450.3	$42,783.4	$554.9
______________________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)	Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary.

(iii)
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes cash and cash equivalents held by Virgin Media Inc. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries.

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions for the indicated periods and reconcile those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended
	March 31,
	2018	2017
	in millions, except % amounts
Customer premises equipment	$376.4	$296.0
New Build & Upgrade	262.9	189.8
Capacity	152.8	116.6
Product & Enablers	236.4	125.7
Baseline	222.9	156.3
Total property and equipment additions	1,251.4	884.4
Reconciliation of property and equipment additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(743.4)	(614.4)
Assets acquired under capital leases	(29.5)	(31.4)
Changes in current liabilities related to capital expenditures	167.5	261.8
Total capital expenditures(ii)	$646.0	$500.4

Property and equipment additions as % of revenue[12]	30.1%	25.2%

______________________________

(i)	Amounts exclude related VAT of $107 million and $98 million during the three months ended March 31, 2018 and 2017, respectively, that were also financed by our vendors under these arrangements.

(ii)
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship for the indicated periods:

	Three months ended March 31,		%	Rebased
	2018	2017[12]	Change	% Change

Liberty Global	$46.04	$39.98	15.2%	1.3%
U.K. & Ireland (Virgin Media)	£51.58	£50.64	1.9%	1.6%
Germany (Unitymedia)	€25.89	€25.14	3.0%	3.0%
Belgium (Telenet)	€54.90	€54.43	0.9%	1.3%
Other Europe (UPC Holding)	€25.80	€27.21	(5.2%)	(2.1%)

Mobile ARPU

The following tables provide ARPU per mobile subscriber for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		%	Rebased
	2018	2017[12]	Change	% Change
Liberty Global:
Including interconnect revenue	$18.33	$17.10	7.2%	(2.6%)
Excluding interconnect revenue	$14.69	$13.78	6.6%	(3.5%)

	Consolidated Operating Data — March 31, 2018
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

U.K.	14,087,300	14,075,500	5,452,600	—	3,840,000	—	3,840,000	5,135,500	4,446,000	13,421,500	3,018,000
Germany	13,004,500	12,925,500	7,158,200	4,676,900	1,643,100	—	6,320,000	3,502,800	3,274,300	13,097,100	303,900
Belgium	3,326,300	3,326,300	2,174,800	233,100	1,779,000	—	2,012,100	1,676,200	1,298,200	4,986,500	2,826,100
Switzerland(v)	2,290,400	2,290,400	1,205,500	496,000	674,100	—	1,170,100	738,200	535,500	2,443,800	121,700
Austria	1,414,900	1,414,900	656,100	92,200	363,300	—	455,500	521,300	466,100	1,442,900	72,800
Ireland	896,400	862,000	438,200	13,700	260,100	—	273,800	372,600	355,300	1,001,700	59,900
Poland	3,375,200	3,318,500	1,432,600	183,500	1,026,700	—	1,210,200	1,145,200	634,000	2,989,400	3,800
Romania	3,120,100	3,077,200	1,338,000	254,900	680,200	356,500	1,291,600	587,300	547,800	2,426,700	—
Hungary	1,796,900	1,779,400	1,107,800	83,600	601,700	258,400	943,700	684,300	651,600	2,279,600	93,900
Czech Republic	1,532,300	1,512,400	716,500	174,900	357,900	99,100	631,900	500,800	173,100	1,305,800	—
Slovakia	606,400	591,700	270,400	26,300	141,500	75,500	243,300	133,600	81,000	457,900	—
Total	45,450,700	45,173,800	21,950,700	6,235,100	11,367,600	789,500	18,392,200	14,997,800	12,462,900	45,852,900	6,500,100

	Subscriber Variance Table - March 31, 2018 vs December 31, 2017
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

U.K.	108,300	108,300	20,000	—	12,800	—	12,800	31,200	5,900	49,900	15,200
Germany	23,200	25,100	(2,000)	(10,300)	(10,500)	—	(20,800)	26,200	23,300	28,700	(16,500)
Belgium	9,200	9,200	(15,600)	(11,600)	(7,600)	—	(19,200)	2,100	(4,400)	(21,500)	22,300
Switzerland(v)	8,800	8,800	(31,300)	(24,600)	(5,800)	—	(30,400)	(11,100)	(2,200)	(43,700)	6,900
Austria	4,100	4,100	2,000	(1,000)	(4,200)	—	(5,200)	5,700	8,500	9,000	8,700
Ireland	2,500	6,700	(16,100)	(10,900)	(8,000)	—	(18,900)	400	(1,000)	(19,500)	10,000
Poland	21,100	21,600	(2,300)	(5,300)	2,900	—	(2,400)	5,500	4,100	7,200	(200)
Romania	43,000	43,000	(7,600)	(5,800)	7,000	(9,400)	(8,200)	5,600	12,400	9,800	—
Hungary	7,500	7,400	(3,100)	(8,600)	10,800	(7,500)	(5,300)	9,000	12,900	16,600	5,500
Czech Republic	(1,600)	3,000	(500)	3,300	1,900	(1,500)	3,700	3,300	10,000	17,000	—
Slovakia	2,300	2,300	(100)	900	900	(900)	900	2,500	2,300	5,700	—
Total	228,400	239,500	(56,600)	(73,900)	200	(19,300)	(93,000)	80,400	71,800	59,200	51,900

	Subscriber Variance Table - March 31, 2018 vs December 31, 2017
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	108,300	108,300	20,000	—	12,800	—	12,800	31,200	5,900	49,900	15,200
Germany	23,200	25,100	(2,000)	(10,300)	(10,500)	—	(20,800)	26,200	23,300	28,700	(16,500)
Belgium	9,200	9,200	(15,600)	(11,600)	(7,600)	—	(19,200)	2,100	(4,400)	(21,500)	22,300
Other Europe	70,800	75,300	(50,400)	(47,800)	10,300	(19,300)	(56,800)	18,800	47,000	9,000	30,900
Total Organic Change	211,500	217,900	(48,000)	(69,700)	5,000	(19,300)	(84,000)	78,300	71,800	66,100	51,900

Q1 2018 Adjustments:
Q1 2018 Acquisitions - Romania	21,600	21,600	6,000	5,500	—	—	5,500	2,100	—	7,600	—
Q1 2018 Czech Republic Adjustments	(4,700)	—	—	—	—	—	—	—	—	—	—
Q1 2018 Acquisition - Ireland	—	—	(14,600)	(9,700)	(4,800)	—	(14,500)	—	—	(14,500)	—
Net Adjustments	16,900	21,600	(8,600)	(4,200)	(4,800)	—	(9,000)	2,100	—	(6,900)	—
Net Adds (Reductions)	228,400	239,500	(56,600)	(73,900)	200	(19,300)	(93,000)	80,400	71,800	59,200	51,900

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(i)	We have approximately 197,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(ii)
Our Internet Subscribers exclude 37,600 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 81,500 subscribers who have requested and received this service.

(iii)
Our Telephony Subscribers exclude 29,200 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 137,100 subscribers who have requested and received this service.

(iv)
In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of March 31, 2018, our mobile subscriber count included 509,500 and 470,600 prepaid mobile subscribers in Belgium and the U.K., respectively.

(v)
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2018, Switzerland’s partner networks account for 136,100 Cable Customer Relationships, 314,900 RGUs, 113,400 Enhanced Video Subscribers, 115,300 Internet Subscribers, and 86,200 Telephony Subscribers. Subscribers to enhanced video services provided by partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

[1]
The former LiLAC Group has been treated as a discontinued operation and accordingly, the information in this release relates only to our continuing operations. For additional information, see note 4 to the condensed consolidated financial statements included in our 10-Q.

[2]
The indicated growth rates are rebased for acquisitions, dispositions, FX and the new revenue recognition standard (ASU 2014-09, Revenue from Contracts with Customers). Please see Rebase Information for information on rebased growth.

[3]	Please see Glossary for our Operating Cash Flow ("OCF") definition and the required reconciliations.

[4]
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loans backed or secured by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp.

[5]	Total B2B includes subscription (SOHO) and non-subscription revenue. B2B and SOHO growth rates include upsell from our residential businesses.

[6]
Please see Glossary for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[7]
Please see Glossary for information on Adjusted Free Cash Flow (“FCF”) and the required reconciliations. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows included in our 10-Q.

[8]	Based on FX rates as of February 13, 2018. New build and upgrade spend excludes related CPE.

[9]	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

[10]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[11]
Includes subscription and non-subscription revenue. For additional information regarding how we define our revenue categories, see note 16 to the condensed consolidated financial statements included in our 10-Q.

[12]
Effective January 1, 2018, we adopted Accounting Standards Update (ASU") No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), on a prospective basis. All applicable 2017 amounts in this release are presented on a pro forma basis that gives effect to the adoption of ASU 2014-09 as if such adoption had occurred on January 1, 2017. In addition, on January 1, 2018, we adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) on a retrospective basis. Accordingly, the operating income and OCF amounts for the 2017 periods in this release have been retrospectively revised to reflect the impact of ASU 2017-07. For additional information, see note 2 to the condensed consolidated financial statements included in our 10-Q.

The following table provides a summary of selected quarterly information for 2017 that gives pro forma effect to the adoption of ASU 2014-09 and reflects the retrospective changes of ASU 2017-07.

	Three months ended				Year ended December 31, 2017
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	in millions, except ARPU amounts
Revenue:
U.K./Ireland	$1,502.5	$1,563.8	$1,609.9	$1,709.6	$6,385.8
Belgium	660.0	684.8	758.7	758.1	2,861.6
Germany	624.1	650.9	698.4	714.3	2,687.7
Switzerland/Austria	422.8	434.8	454.8	449.8	1,762.2
Central and Eastern Europe	270.7	288.4	306.5	317.0	1,182.6
Central and Corporate and intersegment eliminations	29.1	32.1	36.0	32.7	129.9
Total revenue	$3,509.2	$3,654.8	$3,864.3	$3,981.5	$15,009.8

Segment OCF:
U.K./Ireland	$642.9	$701.0	$708.2	$805.8	$2,857.9
Belgium	296.5	316.5	356.2	326.5	1,295.7
Germany	381.3	409.9	440.6	458.1	1,689.9
Switzerland/Austria	252.0	264.3	270.0	257.0	1,043.3
Central and Eastern Europe	110.9	123.0	138.0	145.2	517.1
Central and Corporate	(90.6)	(96.9)	(96.7)	(95.2)	(379.4)
Total Segment OCF	$1,593.0	$1,717.8	$1,816.3	$1,897.4	$7,024.5

Operating income	$419.5	$467.7	$517.9	$481.3	$1,886.4
Share-based compensation expense	33.4	53.4	23.2	63.9	173.9
Depreciation and amortization	1,128.3	1,178.5	1,216.5	1,333.7	4,857.0

	Three months ended				Year ended December 31, 2017
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
	in millions, except ARPU amounts
Impairment, restructuring and other operating items, net	11.8	18.2	58.7	18.5	107.2
Segment OCF	$1,593.0	$1,717.8	$1,816.3	$1,897.4	$7,024.5

ARPU per cable customer relationship:
Liberty Global	$39.98	$41.36	$43.69	$43.78
U.K. & Ireland (Virgin Media)	£50.64	£50.29	£50.10	£50.73
Germany (Unitymedia)	€25.14	€25.45	€25.62	€25.77
Belgium (Telenet)	€54.43	€55.04	€55.07	€55.18
Other Europe (UPC Holding)	€27.21	€27.30	€26.58	€26.12

ARPU per mobile subscriber:
Excluding interconnect revenue	$13.78	$14.71	$14.97	$15.02
Including interconnect revenue	$17.10	$18.18	$18.85	$18.73

[13]
Our aggregate unused borrowing capacity of $3.6 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of the relevant March 31, 2018 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity will remain at $3.6 billion.

Glossary

Adjusted Free Cash Flow: net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides the reconciliation of our net cash provided by operating activities to Adjusted Free Cash Flow for the indicated periods:

	Three months ended
	March 31,
	2018	2017 (i)
	in millions

Net cash provided by operating activities of our continuing operations	$1,279.3	$904.4
Cash payments for direct acquisition and disposition costs	1.6	1.8
Expenses financed by an intermediary(ii)	557.8	297.8
Capital expenditures	(646.0)	(500.4)
Principal payments on amounts financed by vendors and intermediaries	(1,796.8)	(1,014.2)
Principal payments on certain capital leases	(21.0)	(20.4)
Adjusted FCF	$(625.1)	$(331.0)
_______________

(i)	Adjusted free cash flow for the three months ended March 31, 2017 has been restated to reflect our January 1, 2018 adoption of ASU 2016-18, Restricted Cash.

(ii)
For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the January 1, 2018 adoption of the new revenue recognition standard (ASU 2014-09, Revenue from Contracts with Customers) on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OCF: As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows.

A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended
	March 31,
	2018	2017[12]
	in millions

Operating income	$493.1	$419.5
Share-based compensation expense	45.8	33.4
Depreciation and amortization	1,296.4	1,128.3
Impairment, restructuring and other operating items, net	63.6	11.8
Total OCF	$1,898.9	$1,593.0

OCF margin: calculated by dividing OCF by total revenue for the applicable period.

Property and equipment additions: includes capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2018 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.
SOHO: Small or Home Office Subscribers.
Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.